November 10, 2011

Dividend and Income Fund, Inc.
11 Hanover Square
New York, NY  10005

Ladies and Gentlemen:

We have acted as counsel to Dividend and Income Fund, Inc., a Maryland corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission of the  registration statement on Form N-2 (File Nos. 333-175607; 811-08747), as amended (the “Registration Statement”), registering 7,100,000 shares of common stock, par value $.01 per share, of the Company (the “Shares”) issuable upon the exercise of non-transferable rights (the “Rights”) to subscribe therefor and the Rights under the Securities Act of 1933, as amended (the “1933 Act”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined the Registration Statement, the charter and bylaws of the Company, and the corporate action taken by the Company that provides for the issuance of the Rights and Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we also have relied on a certificate of an officer of the Company.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal law of the United States and the law of the State of Maryland that, in our experience, generally is applicable to the issuance of shares by entities such as the Company.  We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, it is our opinion that the Rights and Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the prospectus included in the Registration Statement, the Shares will be validly issued, fully paid, and nonassessable.

This opinion is rendered solely in connection with the filing of the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related prospectus under the caption “Legal Matters.”  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP